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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 1, 2006

Little Squaw Gold Mining Company

(Exact Name of Registrant as Specified in its Charter)

Alaska	001-06412	91-0742812
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3412 S Lincoln Drive, Spokane WA	99203-1650
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (509) 624-5831

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SEC 873  (11-05)

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Item 5.02(c)

Appointment of New Principal Financial Officer

On March 1, 2006, the Board of Directors of Little Squaw Gold Mining Company (the "Company") appointed Ted R. Sharp as Chief Financial Officer, Secretary, and Treasurer of the Company.  Mr. Sharp is a certified public accountant.  From January, 2000 to March, 2003, he served as the Chief Financial Officer for another publicly held corporation; his duties with that corporation included responsibility for compliance with the Sarbanes-Oxley Act and preparation of the Annual Report and other filings required for reporting companies.  Since March of 2003, he has engaged in the practice of public accounting.  Mr. Sharp will continue his public accounting business while also performing the responsibilities of the positions with the Company to which he has been appointed.  There are no family relationships among Mr. Sharp and other directors or executive officers of the Company.  Mr. Sharp has not had a direct or indirect material interest in any transaction in which the Company or any of the directors or executive officers of the Company were engaged during the last two years.  Mr. Sharp and the Company have agreed upon the terms of a consulting management contract that will provide for a ten-month term (10) commencing March 1, 2006 and terminating on December 31, 2006.  Either party may terminate the contract on two weeks written notice.  Mr. Sharp's compensation will consist of a monthly payment of $7,500, the grant of 25,000 restricted shares of common stock of the Company, and the issuance of a stock option agreement for the purchase of 50,000 shares of the common stock of the Company, provided, however, that the stock option will not vest unless Mr. Sharp has been continuously employed by the Company through May 1, 2006.  The contract also will have general terms that are consistent with the terms of management consulting contracts that other officers have with the Company.

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Little Squaw Gold Mining Company (Registrant)

Dated: March 3, 2006	By: /s/ Richard R. Walters
Richard R. Walters, President